SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 6, 2015

KIRKLAND’S, INC.

(Exact Name of Issuer as Specified in Charter)

Tennessee	000-49885	62-1287151
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5310 Maryland Way

Brentwood, Tennessee 37027

(Address of Principal Executive Offices)

(615) 872-4800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2015, Kirkland’s, Inc. (the “Company”) entered into a lease (the “lease”) with Hollingsworth Capital Partners - Tennessee, LLC (“landlord”) under which the Company will lease approximately 303,000 square feet in a building located in Jackson, Tennessee for use as a distribution center. The lease term will commence on the date of delivery of the premises to the Company, which will occur within 120 days of the lease signing date.

The lease term is three years after the calendar month of the commencement date. The Company has the option to renew the lease for one additional two-year term on the same terms and conditions set forth in the lease. Under the lease, which is structured as a “triple net lease,” the Company will pay annual rent of $757,500, in equal monthly installments. The Company also will pay or reimburse the landlord for all maintenance costs, real estate taxes, property insurance, repairs and maintenance, and utilities relating to the customary, day-to-day operation of the building.

The lease includes customary agreements, covenants, representations and warranties of the parties relating to such matters as use of premises, condition and delivery of premises, subordination and notices, quiet enjoyment, assignment and subletting, compliance with laws, insurance, alterations or improvements to the leased premises, ownership of property, repairs and maintenance, indemnification, events of default, and the rights and remedies available to the landlord upon an event of default.

The landlord is not affiliated with the Company or any of its executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRKLAND’S, INC.

	By:	/s/ W. Michael Madden
Date: March 12, 2015		Name:	W. Michael Madden
		Title:	President and Chief Executive Officer

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